March 1, 2015

David G. Van Hooser

Harbor Funds

111 South Wacker Drive, 34th Floor

Chicago, IL 60606

RE:	Contractual Expense Limitations – March 1, 2015 through February 29, 2016

Dear Mr. Van Hooser:

In connection with our service as investment adviser to the specific Harbor funds listed below, we hereby agree to limit the total annual operating expenses, excluding interest expense (if any), of each class of shares of such Harbor funds until February 29, 2016 in the manner set forth below:

Harbor Small Cap Growth Opportunities Fund	Institutional Class	Administrative Class	Investor Class
Total annual Fund operating expenses (expressed as a percentage of average daily net assets)	0.90%	1.15%	1.27%

Harbor Large Cap Value Fund	Institutional Class	Administrative Class	Investor Class
Total annual Fund operating expenses (expressed as a percentage of average daily net assets)	0.68%	0.93%	1.05%

Harbor International Growth Fund	Institutional Class	Administrative Class	Investor Class
Total annual Fund operating expenses (expressed as a percentage of average daily net assets)	0.85%	1.10%	1.22%

Harbor Global Growth Fund	Institutional Class	Administrative Class	Investor Class
Total annual Fund operating expenses (expressed as a percentage of average daily net assets)	0.90%	1.15%	1.27%

Harbor Emerging Market Equity Fund	Institutional Class	Administrative Class	Investor Class
Total annual Fund operating expenses (expressed as a percentage of average daily net assets)	1.15%	1.40%	1.52%

111 South Wacker Drive, 34th Floor | Chicago, Illinois 60606-4302

T 800-422-1050 | F 312-443-4444 | www.harborfunds.com

Mr. Van Hooser

March 1, 2015

Harbor Commodity Real Return Strategy Fund	Institutional Class	Administrative Class	Investor Class
Total annual Fund operating expenses (expressed as a percentage of average daily net assets)	0.94%	1.19%	N/A

Harbor Unconstrained Bond Fund	Institutional Class	Administrative Class	Investor Class
Total annual Fund operating expenses (expressed as a percentage of average daily net assets)	1.05%	1.30%	N/A

Harbor Emerging Markets Debt Fund	Institutional Class	Administrative Class	Investor Class
Total annual Fund operating expenses (expressed as a percentage of average daily net assets)	0.95%	1.20%	N/A

Harbor Bond Fund	Institutional Class	Administrative Class	Investor Class
Total annual Fund operating expenses (expressed as a percentage of average daily net assets)	0.51%	0.76%	N/A

Harbor Real Return Fund	Institutional Class	Administrative Class	Investor Class
Total annual Fund operating expenses (expressed as a percentage of average daily net assets)	0.57%	0.82%	N/A

Harbor Money Market Fund	Institutional Class	Administrative Class	Investor Class
Total annual Fund operating expenses (expressed as a percentage of average daily net assets)	0.28%	0.53%	N/A

We shall have no ability to terminate or modify this expense limitation agreement through February 29, 2016. This agreement shall automatically expire without further action by the parties at the close of business on February 29, 2016.

Please acknowledge your agreement with the foregoing as of the date set forth above by signing in the space provided below and returning an executed original to my attention.

HARBOR CAPITAL ADVISORS, INC.

By:	/s/ Charles F. McCain
Charles F. McCain, Executive Vice President

Agreed and Accepted:

HARBOR FUNDS

By:	/s/ David G. Van Hooser
David G. Van Hooser, President